Exhibit 10.2

Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Citibank, N.A. 399 Park Avenue New York, NY 10022

KeyBank National Association KeyBanc Capital Markets Inc. 127 Public Square Cleveland, Ohio 44114	SunTrust Bank SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road Northeast Atlanta, Georgia 30326

March 23, 2016

Mercury Systems, Inc.

201 Riverneck Road

Chelmsford, MA 01824

Attention: Gerald M. Haines II

Project Wild

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Citi (as defined below), KeyBank National Association (“KeyBank”), KeyBanc Capital Markets Inc. (“KBCM”), SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH” and collectively, with Bank of America, MLPF&S, Citi, KeyBank, KBCM and SunTrust, the “Commitment Parties”, “we” or “us”) that Mercury Systems, Inc. (the “Company” or “you”) intends (i) to acquire (the “Acquisition”), directly or indirectly, all of the stock of the companies previously identified to us and code-named “Wild” (collectively, the “Target”) pursuant to a stock purchase agreement with Microsemi Corporation (the “Seller”) to be dated as of the date hereof (as amended in accordance with the terms of this Commitment Letter and in effect from time to time, the “Acquisition Agreement”) entered into in connection therewith and (ii) to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

For purposes of this Commitment Letter, “Citi” shall mean Citibank, N.A. and/or any of its affiliates as it shall determine to be appropriate to provide the services contemplated herein (subject to confidentiality, assignment and other provisions hereof).

1.	Commitments.

In connection with the Transactions, each of Bank of America, Citi, KeyBank and SunTrust (each, an “Initial Lender” and collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide on a several, but not joint, basis the percentage of the entire principal amount of each of the Facilities (as defined in Exhibit A hereto) as set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with this Commitment Letter), upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the Term Sheets (as defined in Exhibit A hereto), this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that:

(a) MLPF&S, Citi, KBCM and STRH will act as joint lead arrangers (in such capacities, the “Lead Arrangers”) and as joint lead bookrunners for each of the Facilities (as defined in Exhibit B hereto); and

(b) Bank of America will act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Facilities.

It is further agreed that MLPF&S will have “lead left” placement in any marketing materials or other documentation for the Facilities, and will hold the roles and responsibilities customarily understood to be associated with such name placement.

You agree that no other agents, co-agents, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter dated as of the date hereof by and among us and you (the “Fee Letter”) will be paid by you to any Lender in order to obtain its commitment in respect of the Facilities unless you and the Commitment Parties as of the date hereof shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation (as defined in Exhibit A hereto), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, the Initial Lenders shall not assign all or any portion of their commitments hereunder until after the Closing Date (as defined in Exhibit A hereto), such syndication shall not relieve the Initial Lenders of their obligations set forth herein (including their obligations to fund the Facilities on the Closing Date on the terms and conditions set forth in this Commitment Letter) and, unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Facilities on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties will not syndicate, participate to or otherwise assign any portion of a commitment under the Facilities to those persons that are (i) identified in writing on or prior to the date hereof by you to us, (ii) competitors of you and/or your subsidiaries or the Target and/or their subsidiaries

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that are identified in writing by you to us (or, after the Closing Date, to the Administrative Agent) from time to time or (iii) affiliates of such persons set forth in clauses (i) and (ii) above (in the case of affiliates of such persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by you to us (or, after the Closing Date, to the Administrative Agent) from time to time or (b) clearly identifiable as an affiliate of such persons on the basis of such affiliate’s name (the persons described in clauses (i) through (iii), collectively, the “Disqualified Institutions”); provided that, to the extent persons are identified as Disqualified Institutions in writing by you to us (or after the Closing Date, to the Administrative Agent) after the date hereof pursuant to clauses (ii) or (iii)(a), the inclusion of such persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations.

The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and the Fee Letter and as part of their syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the proviso to the first sentence of this Section 3). Until the date that is the earlier of (a) 60 days after the Closing Date and (b) the date on which the successful syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to them and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) facilitating direct contact between appropriate members of your senior management and the proposed Lenders at times and locations mutually agreed upon, (c) your assistance (and using commercially reasonable efforts to cause the Target to assist, subject to limitations on your rights set forth in the Acquisition Agreement) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for the Facilities and other customary marketing materials reasonably requested to be used in connection with the syndication (such materials, together with such Confidential Information Memorandum and the Term Sheets, collectively, the “Information Materials”), by providing information and other customary materials reasonably requested in connection with such Information Materials, all subject to the limitation on your rights to request information concerning the Target as set forth in the Acquisition Agreement, and (d) the hosting, with the Lead Arrangers, of one or more meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed necessary in the reasonable judgment of the Lead Arrangers) at times and locations mutually agreed upon. You will ensure that prior to the Syndication Date, there will not be any competing issues of debt securities, or bank or other credit facilities of you or any of your subsidiaries, and, with respect to the Target and their subsidiaries, you will use commercially reasonable efforts to ensure that there will be no competing issues of debt securities, or bank or other credit facilities of the Target or any of its subsidiaries (but, for the avoidance of doubt, not extending to the Seller or any of its other subsidiaries), in each case being offered, placed or arranged that would materially impair the primary syndication of the Facilities (it being understood that (i) letters of credit, capital leases, purchase money indebtedness and equipment financings, in each case in the ordinary course of business of the Company and/or its subsidiaries and the Target and/or their subsidiaries, and (ii) any other indebtedness permitted to be incurred or outstanding under the Acquisition Agreement, shall, in either case, not be limited pursuant to this sentence), without the written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, in connection with the foregoing requirements to provide assistance, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality owing to a third party and binding you, the Target or your or its respective affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this sentence and in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law,

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rule, regulation or confidentiality obligation, the applicable information. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition precedent to the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached, subject, in each case, to your consent (not to be unreasonably withheld or delayed) and excluding Disqualified Institutions, and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent, not to be unreasonably withheld or delayed and excluding Disqualified Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant (with respect to such information relating to the Target and their subsidiaries prior to the Closing Date, to your knowledge) that (a) all written information other than financial estimates, forecasts and other forward-looking information (collectively, the “Projections”) and other than information of a general economic or general industry nature, that has been or will be made available to any of the Commitment Parties by you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time furnished; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or you will use commercially reasonable efforts to prior to the Closing Date with respect to Information and Projections relating to the Target and their subsidiaries, subject to any applicable limitations on your rights as set forth in the Acquisition Agreement) promptly supplement the Information and the Projections from time to time until the later of the Closing Date and the Syndication Date so that (with respect to Information and Projections relating to the Target and their subsidiaries prior to the Closing Date, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections. For the avoidance of doubt, it is understood and agreed that the accuracy of the representations and warranties set forth in this paragraph shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks, Debt X, SyndTrak Online or another similar electronic system and (b) certain of the Lenders are or may be “public side” Lenders (i.e., Lenders that do

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not wish to receive material non-public information with respect to the Company, the Target, your or its subsidiaries or your or its respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials to be used by Public Lenders that consists exclusively of information and documentation that is either publicly available or not material with respect to the Company, the Target, their respective subsidiaries or their respective securities for purposes of United States federal and state securities laws (such information and documents, “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that in connection with your assistance described above, a customary authorization letter will be included in each Confidential Information Memorandum that authorizes the distribution of the Information Materials to prospective Lenders (and contains customary “10b-5” representations) and, if applicable, confirms that the public-side version of the Information Materials only contains Public Lender Information, and each such Confidential Information Memorandum shall exculpate you, the Seller and your and its respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of such Information Materials or any related marketing material by the recipients thereof. You acknowledge that the following documents contain solely Public Lender Information, unless, after having been given a reasonable opportunity to review such documents, you notify us promptly that any such document contains Private Lender Information: (i) term sheets and drafts and final definitive documentation with respect to the Facilities, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Facilities. At our request, you shall identify that portion of the Information Materials to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark Information Materials as “PUBLIC”).

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated herein or by the Fee Letter or as otherwise separately agreed to in writing by you and us.

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the Lead Arrangers’ agreement to perform the services described herein are subject only to the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Target and their subsidiaries in the Acquisition Agreement as are material to the interests of the Initial Lenders, but only to the extent that you have (or your applicable affiliate has) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such

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representations and warranties (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables (as defined in Exhibit C hereto) shall be in a form such that they do not impair the initial funding under the Facilities on the Closing Date if the conditions expressly set forth in Exhibit C hereto are satisfied (or waived by the Lead Arrangers) (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected (other than (A) a lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (B) a pledge of the equity interests of the Borrower’s material wholly owned U.S. restricted subsidiaries (solely to the extent required in the Term Sheets) with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate) to the extent required under the Term Sheets on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the initial funding of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority (as to execution, delivery and performance of the Facilities Documentation) of the Borrower and the Guarantors; the due authorization, execution, delivery and enforceability of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C hereto); no conflicts of Facilities Documentation (limited to the execution, delivery, and performance of the Facilities Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with organizational documents; the PATRIOT Act; use of proceeds of the Facilities not violating OFAC or FCPA; Federal Reserve margin regulations; the Investment Company Act; and the creation, validity and perfection of security interests in the Collateral to the extent required on the Closing Date (subject to permitted liens as set forth in the Facilities Documentation and the limitations set forth in the preceding provisions of this Section 6 and the Term Sheets). This paragraph and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, members, partners, advisors, employees, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with any actual or threatened claim, dispute, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, any aspect of the Transactions or the Facilities or the use of proceeds thereof (any of the foregoing, an “Action”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable out-of-pocket legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any of the foregoing; provided that the foregoing indemnity will not, as to

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any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below), (ii) to the extent resulting from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Fee Letter or the Facilities Documentation (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your affiliates (as determined by a court of competent jurisdiction in a final non-appealable judgment), and (b) to reimburse the Commitment Parties and each of their respective affiliates from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single local counsel to the Commitment Parties in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (such expenses in this clause (b), collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person, any Related Indemnified Person or such other party hereto, as applicable, and (ii) neither (x) any Indemnified Person or any of its Related Indemnified Persons, nor (y) you (or any of your subsidiaries or affiliates) or the Seller (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (with respect to you in the case of this clause (y), other than pursuant to the indemnification provisions of this Commitment Letter in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with this Commitment Letter, the Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final non-appealable judgment by a court of competent jurisdiction against an Indemnified Person in any such Action, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault or culpability of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person (and its Related Indemnified Persons) shall be obligated to refund and/or return promptly any and all amounts paid by you or on your behalf under this paragraph to such Indemnified Person (or its Related Indemnified Persons) for any such losses, claims, damages, liabilities and expenses to the extent such Indemnified Person (or its Related Indemnified Persons) is not entitled to payment of such amounts in accordance with the terms hereof.

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For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this sentence pertains to a controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you, the Seller or the Target may have conflicting interests. We will not furnish confidential information obtained from or on behalf of you or the Seller or Target by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you, the Seller or the Target to other companies (except as contemplated below in Section 12). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or the Seller, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and your affiliates and the Commitment Parties and/or their affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Target, and such affiliates shall be entitled to the benefits afforded to, and be subject to the obligations of, the Commitment Parties under this Commitment Letter. You acknowledge and agree that we have not provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors, representatives and agents.

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You further acknowledge that each Commitment Party and/or its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, the Seller and their respective subsidiaries and other companies with which the Company, the Seller or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of a Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether as a result of any inaccuracy of a Specified Acquisition Agreement Representation you have the right to terminate your obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) shall, in each case, be determined pursuant to the Acquisition Agreement, which is governed by, and construed in accordance with the laws of, the State of Delaware without giving effect to any conflicts of laws principles, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION OR THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure, (c) this Commitment Letter, including the Term Sheets and the other annexes, schedules and exhibits hereto, and the contents thereof, may be disclosed as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission (the “SEC”) in connection with any filings with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so) or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent practicable and so long as you are lawfully permitted to do so); provided that (i) in connection with the Transactions, you may disclose this Commitment Letter and the contents thereof and, on a redacted basis in a manner reasonably acceptable to the Commitment Parties, the Fee Letter and the contents thereof to the Seller and its subsidiaries and their respective officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the aggregate fee amounts (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) in connection with any syndication of the Facilities as part of a disclosure of overall transaction fees and expenses (not limited to fees associated with the Facilities) to the Seller and its subsidiaries and their respective officers, directors, employees, attorneys, accountants, agents and advisors, (iii) you may disclose to the Company’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs and (iv) you may disclose the Term Sheets and the existence of this Commitment Letter and the contents hereof (but, for the avoidance of doubt, not the Fee

10

Letter or the contents thereof) in any syndication of the Facilities or in any proxy statement or other public filing in connection with the Acquisition; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the date that is two years following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Facilities Documentation and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent a Commitment Party or its affiliates who are providing services hereunder from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case such Commitment Party, to the extent practicable and so long as it is permitted by law and except in connection with any order or request as part of a regulatory examination or audit, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination or audit), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Seller (or your or its respective affiliates), (e) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and its and their officers, directors, employees, legal counsel, independent auditors and other experts, professionals, advisors or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided that no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of their respective Representatives to any such affiliates that are Disqualified Institutions), (g) to prospective Lenders, participants or assignees or, with the prior consent of the Company, any potential counterparty to any swap or derivative transaction relating to the Company or any of its subsidiaries or any of their respective obligations (in each case, other than a Disqualified Institution); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or counterparty, on behalf of itself and its Representatives, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as set forth in any Information Materials) in accordance with the standard syndication process of the Commitment Parties or market standards for dissemination of such type of information which, in the case of any electronic access, shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense or (i) with your prior written consent. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Facilities upon the execution and delivery of the definitive documentation therefor and in any event shall terminate two years from the date hereof. A

11

Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or their Representatives to whom such Commitment Party has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph.

13.	Surviving Provisions.

The provisions of this Section 13 and the indemnification, confidentiality, jurisdiction, service of process, venue, governing law, absence of advisory or fiduciary duty and waiver of jury trial, information and syndication provisions contained herein and the alternate transaction fee, administrative fees, Flex Provisions (as defined in the Fee Letter) and governing law provisions contained in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information and to the syndication of the Facilities, shall automatically terminate and, to the extent covered thereby, be superseded by the definitive documentation relating to the Facilities upon the initial funding under the Facilities, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, reduce on a pro rata basis, the Initial Lenders’ commitments with respect to any Facility (or any portion thereof pro rata across such Facility) hereunder at any time subject to the provisions of the preceding sentence.

14.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number, if any, and other information regarding the Borrower and each such Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each such Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 25, 2016. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate (a) in the event that the initial borrowing in respect of the Facilities does not occur on or before 5:00 p.m., New York City time on June 28, 2016, unless each of the Commitment Parties shall, in their discretion, agree to an extension, or (b) if earlier, upon either (i) the valid termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition or (ii) the consummation of the Acquisition with or without the use of the Facilities (unless the Commitment Parties have failed to fund in breach of their obligations hereunder); provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

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Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder (and the initial funding in respect thereof) by the Commitment Parties are subject only to the conditions precedent set forth in Exhibit C hereto, including the execution and delivery of the Facilities Documentation (which shall be negotiated in good faith as required by the Documentation Principles).

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Monica Sevila
Name:	Monica Sevila
Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ D. Clay Hall
Name:	D. Clay Hall
Title:	Director

CITIBANK, N.A.

By:	/s/ Michael Berry
Name:	Michael Berry
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Stacy Moritz
Name:	Stacy Moritz
Title:	Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Stacy Moritz
Name:	Stacy Moritz
Title:	Managing Director

[Project Wild Commitment Letter]

SUNTRUST BANK

By:	/s/ David Dutton
Name:	David Dutton
Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Michael Chung
Name:	Michael Chung
Title:	Director

[Project Wild Commitment Letter]

Accepted and agreed to as of the date first above written:

MERCURY SYSTEMS, INC.

By:	/s/ Gerald M. Haines
Name:	Gerald M. Haines II
Title:	Executive Vice President & Chief Financial Officer

[Project Wild Commitment Letter]

Schedule 1

Commitment Party	Term Loan A Facility	Revolving Facility
Bank of America	25%	25%
Citi	25%	25%
KeyBank	25%	25%
SunTrust	25%	25%

EXHIBIT A

Project Wild

$265,000,000 Term Loan A Facility

$75,000,000 Revolving Facility

Transaction Description1

It is intended that:

(a) the Company will consummate the Acquisition pursuant to the Acquisition Agreement;

(b) the Borrower will obtain the senior secured credit facilities described in the Summary of Principal Terms and Conditions attached as Exhibit B to the Commitment Letter (the “Facilities Term Sheet”) in an aggregate principal amount of $340.0 million, comprised of a $265.0 million term loan facility (the “Term Loan A Facility”) available to the Borrower and a $75.0 million revolving credit facility (the “Revolving Facility”); provided that the amount of the term loan facility shall be reduced dollar for dollar by the net cash proceeds (if any) received by the Borrower prior to or on the Closing Date from any Pre-Closing Equity Offering (as defined below).

(c) the Company intends to consummate a public offering and sale of its common equity interests after the date hereof and prior to or on the Closing Date (any such public offering and sale, the “Pre-Closing Equity Offering”) (it being understood that the ability for the Company to so consummate such an offering is subject to market conditions and that no such offering and sale may be consummated prior to or on the Closing Date).

(d) (i) all indebtedness under that certain Credit Agreement, dated as of October 12, 2012, by and among Mercury Computer Systems, Inc., KeyBank National Association, as administrative agent, and the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified through the Closing Date) shall be paid in full, and all commitments, security interests and guaranties in connection therewith shall be terminated and released and (ii) the guarantees of the Target and/or its subsidiaries, and any security interests granted in the Target, its subsidiaries and their assets shall be terminated and released under (A) that certain Guarantee and Collateral Agreement, dated as of January 15, 2016, by and among Microsemi Corporation, the other Grantors party thereto and Morgan Stanley Senior Funding, Inc. and (B) that certain Indenture, dated as of January 15, 2016, by and among Microsemi Corporation, the guarantors named therein and U.S. Bank National Association.

The transactions described in clauses (a) through (d) above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”, and the transactions described in clause (d) above are collectively referred to herein as the “Refinancing”. This Exhibit A, the Facilities Term Sheet and the Conditions Precedent attached as Exhibit C to the Commitment Letter are collectively referred to herein as the “Term Sheets”. The Term Loan A Facility and Revolving Facility are collectively referred to herein as the “Facilities”. For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under the Facilities and the consummation of the Refinancing and the Acquisition.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

EXHIBIT B

Project Wild

$265,000,000 Term Loan A Facility

$75,000,000 Revolving Facility

Summary of Principal Terms and Conditions2

Borrower:	Mercury Systems, Inc. (the “Borrower” or the “Company”).

Administrative Agent:	Bank of America will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and institutional lenders excluding any Disqualified Institutions and otherwise reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunners and Lead Arrangers:	MLPF&S, Citi, KBCM and STRH will act as joint lead arrangers for the Facilities (the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

Facilities:	(A)	A senior secured term loan A facility in an aggregate principal amount of $265.0 million (the “Term Loan A Facility”; the loans thereunder, the “Term Loans”); provided that the amount of the term loan facility shall be reduced dollar for dollar by the net cash proceeds (if any) received by the Borrower prior to or on the Closing Date from any Pre-Closing Equity Offering (as defined in Exhibit A).

	(B)	A senior secured revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Facility” and, together with the Term Loan A Facility, the “Facilities”), available in U.S. dollars, of which up to an amount to be agreed (and in any event no less than $10.0 million) will be available in the form of stand-by and trade letters of credit (collectively, “Letters of Credit” and individually, a “Letter of Credit”) to be issued at the request of the Borrower for the account of the Borrower or any of its restricted subsidiaries

In connection with the Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in U.S. Dollars of up to an amount to be agreed (and in any event no less than $10.0 million). Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

If any Lender becomes a Defaulting Lender (to be defined in a manner consistent with the Documentation Principles), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Lenders.

Incremental Facilities:

The Facilities Documentation (as defined below), with terms other than as set forth below consistent with the Documentation Principles, will permit the Borrower to (a) add one or more incremental term loan tranches or evidence an increase in loans under the Term Loan A Facility or any other then-existing term loan tranche (any such additional term loan tranches or increase in loans under an existing term loan tranche, an “Incremental Term Facility”) and (b) add one or more revolving credit facility tranches or increase commitments under the Revolving Facility or any other then-existing revolving facility tranche (any such revolving credit facility tranche or increase, a “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”); provided that:

(i) if the proceeds under any Incremental Facility are to be used to finance a permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, the conditions to the availability or borrowing under such Incremental Facility related to the accuracy of representations and warranties or the absence of a default or event of default (other than payment or bankruptcy events of default) may be waived or limited, as agreed between the Borrower and the lenders providing such Incremental Facility without the consent of the existing Lenders;

(ii) any Incremental Facility will rank pari passu with the Facilities in right of payment and security and shall be guaranteed by the Guarantors;

(iii) any Incremental Term Facility (x) will have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the original Term Loan A Facility and (y) that is an increase in loans to an existing tranche of term loans shall be on the same terms (including maturity date and, other than with respect to original issue discount or upfront fees, interest rates) and pursuant to the same documentation (other than the amendment evidencing such Incremental Term Facility) applicable to such term loan tranche;

(iv) (A) with respect to any Incremental Term Facility, the weighted average life to maturity shall be no shorter than that of the Term Loan A Facility

(without giving effect to prepayments that would otherwise modify the weighted average life to maturity of the Term Loan A Facility), (B) no Incremental Revolving Facility shall provide for scheduled amortization or mandatory commitment reductions prior to the then final scheduled maturity date of the Revolving Facility and (C) subject to preceding clause (A) and clause (iii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders thereunder;

(v) the all-in yield on (whether in the form of margin, original issue discount or otherwise), and any fees payable in connection with, any such Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

(vi) (A) any Incremental Revolving Facility (w) that is an increase in commitments to the Revolving Facility or any other of the then-existing Revolving Facilities (as defined below) shall be on the same terms (including maturity date and interest rates but excluding upfront fees) and pursuant to the same documentation (other than the amendment evidencing such Incremental Revolving Facility) applicable to such facility, (x) may provide for the ability to participate with respect to borrowings and, subject to exceptions consistent with the Documentation Principles, repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding Revolving Facilities, (y) may not have a final scheduled maturity date earlier than the then-final scheduled maturity date of the Revolving Facility but (z) may provide for the ability to permanently repay and terminate revolving commitments on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis other than with respect to any termination of undrawn revolving commitments or a permanent repayment of any Revolving Facilities (1) with the proceeds of a Refinancing Facility or (2) that mature earlier than outstanding Revolving Facilities) and (B) any Incremental Term Facility may provide for the ability to participate (x) with respect to any voluntary prepayments, on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with the Term Loan A Facility and any other then-existing Term Facilities (as defined below) and (y) with respect to any mandatory prepayments, on a pro rata basis or less than a pro rata basis with the Term Loan A Facility and any other then-existing Term Facilities (but not greater than a pro rata basis other than with respect to prepayments of any Term Facilities (1) with the proceeds of Refinancing Facilities or (2) that mature earlier than outstanding Term Facilities); and

(viii) except as otherwise required or permitted in clauses (i) through (vii) above, all other terms of such Incremental Facility, if not consistent with the terms of any then-existing term loan tranche or revolving facility tranche, as the case may be, shall (x) be conformed (or added) in the Facilities Documentation for the benefit of the Facilities (i.e., if being added or modified for an Incremental Term Facility, then such provision will be added or modified for the benefit of the other Term Facilities and the other Revolving Facilities) pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent, (y) be applicable solely to periods after the latest final maturity date of the applicable Facilities existing at the time of the incurrence of such Incremental Facility) or (z) be reasonably satisfactory to the Administrative Agent.

The aggregate principal amount of Incremental Facilities added shall not exceed at any time the sum of (A) $85.0 million plus (B) an unlimited amount; provided that after giving pro forma effect to the incurrence of such amount pursuant to this clause (B) (and after giving effect to any transaction consummated in connection therewith and all customary pro forma events and adjustments and in the case of an Incremental Revolving Facility, assuming a full draw on such Incremental Revolving Facility, but excluding the proceeds of the Incremental Facility proposed to be incurred from netting in the calculation of the Total Net Leverage Ratio), the Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to the Facilities Documentation does not exceed 2.50x (with the Borrower to select utilization under clauses (A) or (B) in its sole discretion) (the sum of the amounts in clauses (A) and (B), the “Available Incremental Amount”). Any Incremental Facility may be incurred under either clause (A) or clause (B) as selected by the Borrower in its sole discretion, including by designating any portion of any Incremental Facility in excess of an amount permitted to be incurred under clause (B) at the time of such incurrence as incurred under clause (A).

The Borrower may in its sole discretion seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of the Administrative Agent, and in the case of an Incremental Revolving Facility, each Issuing Bank and the Swingline Lender (in each case, not to be unreasonably withheld, conditioned or delayed), in each case if such consent is required under the heading entitled “Assignments and Participations”) who will become Lenders in connection therewith.

In addition, the Borrower may, in lieu of adding Incremental Term Facilities, issue or incur Incremental Equivalent Debt (as defined below), subject, in the case of (i) Incremental Equivalent Debt that is secured on a junior lien basis with the Facilities, to an intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent and (ii) Incremental Equivalent Debt that is subordinated in right of payment to the Facilities, to a subordination agreement reasonably acceptable to the Borrower and the Administrative Agent.

“Incremental Equivalent Debt” means indebtedness issued or incurred in lieu of loans under any Incremental Term Facility consisting of the issuance or incurrence of senior or subordinated loans or notes (in each case, which may be unsecured or secured on a junior lien basis with the Facilities) and, in the case of notes, issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, and subject to customary conditions other than as set forth below consistent with the Documentation Principles; provided that (x) except with respect to Incremental Equivalent Debt issued or incurred in lieu of loans under clause (A) of the Available Incremental Amount, after giving pro forma effect to the incurrence of such Incremental Equivalent Debt (and after giving effect to any transaction consummated in connection therewith and all customary pro forma events and adjustments but excluding the proceeds of the Incremental Equivalent Debt proposed to be incurred from netting in the calculation of the Total Net Leverage Ratio), the Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to the Facilities Documentation does not exceed 2.50x and (y) such Incremental Equivalent Debt shall have (1) a final scheduled maturity date no earlier than 91 days after the final scheduled maturity date of the initial Facilities, (2) no scheduled amortization prior to the final scheduled maturity date of the Term Loan A Facility, (3) other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Incremental Equivalent Debt than, those applicable to the original Term Loan A Facility (except to the extent applicable solely to periods after the latest final maturity date of the Facilities existing at the time of the incurrence of such Incremental Equivalent Debt), (4) (x) financial maintenance covenants that are not more restrictive than the Financial Covenants or (y) no financial maintenance covenants and (5) no mandatory prepayment, redemption or offer to purchase events that are earlier than the maturity date of the Term Loan A Facility (but may include customary change of control and asset sale proceeds offers).

Refinancing Facilities:

The Facilities Documentation, with terms other than as set forth below consistent with the Documentation Principles, will permit the Borrower to refinance any tranche of term loans under the Facilities Documentation (including the Term Loan A Facility) or any tranche of revolving commitments under the Facilities (including the Revolving Facility) from time to time, in whole or part, by (a) adding one or more term loan tranches to the Facilities (any such additional term loan tranches, a “Refinancing Term Facility”) and together with the Term Loan A Facility and any Incremental Term Facilities, the “Term Facilities” and (b) adding one or more revolving credit facility tranches (any such revolving credit facility tranche, a “Refinancing Revolving Facility” and together with the Revolving Facility and any Incremental Revolving Facilities, the “Revolving Facilities”); the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”); provided that:

(i) any Refinancing Facility will (A) rank on the same basis in right of payment and security as the tranche being refinanced and (B) be guaranteed by the Guarantors;

(ii) no Refinancing Facility will have a final scheduled maturity date (or, in the case of a Refinancing Revolving Facility, any mandatory commitment reduction date) earlier than the final scheduled maturity date (and mandatory commitment reduction dates, if any) of the tranche being refinanced;

(iii) (A) with respect to any Refinancing Term Facility, the weighted average life to maturity shall be no shorter than that of the tranche of term loans being refinanced (without giving effect to prepayments that would otherwise modify the weighted average life to maturity of the tranche of term loans being refinanced), (B) no Refinancing Revolving Facility shall provide for scheduled amortization (or, except as set forth in clause (ii) above, mandatory commitment reductions) prior to the then final scheduled maturity date of the Revolving Facility and (C) subject to preceding clause (A) and clause (ii) above, any Refinancing Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders thereunder;

(iv) [reserved];

(v) the all-in yield on (whether in the form of margin, original issue discount or otherwise), and any fees payable in connection with, any such Refinancing Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Refinancing Facility;

(vi) (A) any Refinancing Revolving Facility may provide for the ability to participate (x) with respect to borrowings and, subject to customary exceptions consistent with the Documentation Principles, repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding Revolving Facilities and (y) with respect to permanent repayments and terminations of revolving commitments, on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis other than with respect to any termination of undrawn revolving commitments or a permanent repayment of any Revolving Facilities (1) with the proceeds of a Refinancing Facility or (2) that mature earlier than outstanding Revolving Facilities) and (B) any Refinancing Term Facility may provide for the ability to participate (x) with respect to any voluntary prepayments, on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with the Term Loan A Facility and any other then-existing Term Facilities and (y) with respect to any mandatory prepayments, on a pro rata basis or less than a pro rata basis with the Term Loan A Facility (but not greater than a pro rata basis other than with respect to prepayments of any Term Facilities (1) with the proceeds of Refinancing Term Facilities or (2) that mature earlier than outstanding Term Facilities);

(vii) the principal amount of such any Refinancing Facility shall not exceed the principal amount of the tranche of term loans or revolving commitments, as applicable, so refinanced (plus any accrued but unpaid interest, premiums, fees and penalties payable by the terms of such tranche of term loans or revolving commitments, as applicable, thereon and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with the incurrence of such Refinancing Facility); and

(viii) except as otherwise required or permitted in clauses (i) through (vii) above, all other terms of such Refinancing Facility, if not consistent with the terms of any then-existing term loan tranche or revolving facility tranche, as the case may be, shall (x) be conformed (or added) in the Facilities Documentation for the benefit of the Facilities (i.e., if being added or modified for a Refinancing Term Facility, then such provision will be added or modified for the benefit of the other Term Facilities and the other Revolving Facilities) pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent, (y) be applicable solely to periods after the latest final maturity date of the applicable Facilities existing at the time of such refinancing) or (z) be reasonably satisfactory to the Administrative Agent.

In addition, the Borrower may, in lieu of adding Refinancing Term Facilities, issue or incur Refinancing Equivalent Debt (as defined below), subject, in the case of (i) Refinancing Equivalent Debt that is secured on a junior lien basis to the Facilities, to an intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent and (ii) Refinancing Equivalent Debt that is subordinated in right of payment to the Facilities, to a subordination agreement reasonably acceptable to the Borrower and the Administrative Agent.

“Refinancing Equivalent Debt” means indebtedness issued or incurred in lieu of loans under any Refinancing Term Facility consisting of the issuance or incurrence of senior or subordinated loans or notes (in each case, which may be unsecured or secured on a junior lien basis with the Term Loan A Facility), and on terms and subject to conditions consistent with the Documentation Principles; provided that such Refinancing Equivalent Debt shall have (1) a final scheduled maturity date no earlier than 91 days after the final scheduled maturity date of the initial Facilities, (2) no scheduled amortization prior to the final scheduled maturity date of the Term Loan A Facility, (3) other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) that are substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt than, those applicable to the original Term Loan A Facility (except to the extent applicable solely to periods after the latest final maturity date of the Term Facilities existing at the time of such refinancing), (4) (x) financial maintenance covenants that are not more restrictive than the Financial Covenants or (y) no financial maintenance covenants and (5) no mandatory prepayment, redemption or offer to purchase events that are earlier than the maturity date of the Term Loan A Facility (but may include customary change of control and asset sale proceeds offers).

Purpose:	(A)	The proceeds of the Term Loan A Facility will be used by the Borrower on the Closing Date, together with any borrowings under the Revolving Facility (if any and to the extent contemplated under “Availability” below), the net cash proceeds of any Pre-Closing Equity Offering and cash on the balance sheet, solely to pay the consideration for the Acquisition, for the Refinancing and for the payment of any close-out fees in connection with the termination of hedging obligations, if any, of the Company, the Target and their respective subsidiaries (including accrued and unpaid interest and applicable premiums), and to pay fees, costs and expenses related to the Transactions.

	(B)	The Letters of Credit and proceeds of loans under the Revolving Facility (except as set forth below) will be used by the Borrower and its subsidiaries solely for general corporate purposes (including permitted acquisitions and other purposes not prohibited by the Facilities Documentation).

Availability:	(A)	The Term Loan A Facility will be available to the Borrower in a single drawing on the Closing Date. Amounts borrowed under the Term Loan A Facility that are repaid or prepaid may not be reborrowed.

(B)

Loans under the Revolving Facility may be made available on the Closing Date (a) to finance (i) the Transactions and (ii) fees and expenses related to the Transactions (including original issue discount and upfront fees, but excluding original issue discount and upfront fees contemplated by clause (c) below), (b) to finance ordinary course working capital needs and working capital adjustments under the Acquisition Agreement and (c) to fund any original issue discount or upfront fees in connection with the Flex Provisions; provided that amounts available under clauses (a) and (b) above shall in the aggregate not exceed $10.0 million.

In addition, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, bankers guarantees and performance and similar bonds outstanding on the Closing Date (including by “grandfathering” such existing letters of credit or bankers guarantees in the Revolving Facility) or for other general corporate purposes.

Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 thereof for Adjusted LIBOR loans and in a minimum principal amount of $500,000 or a whole multiple of $100,000 thereof for ABR loans. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	Letters of Credit under the Revolving Facility will be issued by the Administrative Agent and/or another Lender under the Revolving Facility reasonably acceptable to the Borrower and the Administrative Agent and that consents in writing to act in such capacity (each, an “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) (x) in the case of a standby Letter of Credit, 12 months after its date of issuance and (y) in the case of a trade Letter of Credit, 180 days after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank and the Administrative Agent); provided that any standby Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one business day. To the extent that the Borrower does not reimburse the applicable Issuing Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective Revolving Facility commitments.

If any Lender becomes a Defaulting Lender (to be defined consistent with the Documentation Principles), then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the applicable Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	(A)	Term Loan A Facility

The Term Loan A Facility will mature on the date that is five years after the Closing Date and will amortize in equal quarterly installments commencing on the last day of the first full fiscal quarter ended after the Closing Date based on the following amortization table, with the balance payable on the final maturity date of the Term Loan A Facility:

Four Quarter Period	Amortization
1st period	5.0%
2nd period	5.0%
3rd period	7.5%
4th period	10.0%
5th period	12.5%

provided that the Facilities Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders in a manner consistent with the Documentation Principles; it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on a pro rata basis on the same terms and conditions as each other Lender under such tranche.

	(B)	Revolving Facility
The Revolving Facility will mature on the date that is five years after the Closing Date; provided that the Facilities Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders in a manner consistent with the Documentation Principles; it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on a pro rata basis on the same terms and conditions as each other Lender under such tranche.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Facilities and any obligations of the Borrower and each of its restricted subsidiaries under any interest rate protection, currency exchange or other hedging arrangements entered into with the Administrative Agent, any Lead Arranger or any Lender or any of their respective affiliates at the time of the entering into of such arrangements (“Hedging Obligations”) and under any cash management arrangements entered into with the Administrative Agent, any Lead Arranger or any Lender or any of their respective affiliates at the time of the entering into of such arrangements (“Cash Management Obligations” and, together with the Borrower Obligations and the Hedging Obligations, collectively, the “Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) except to the extent (and for so long as) such a Guarantee would be prohibited or restricted by applicable law or by any restriction in any contract existing on the Closing Date (or, so long as any such restriction in any contract is not entered into in contemplation of such subsidiary becoming a subsidiary, at the time such subsidiary becomes a subsidiary) or would require governmental (including regulatory) consent, approval, license or authorization or would result in material adverse tax consequences to the Borrower and/or any of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, by each existing and subsequently acquired or organized direct or indirect wholly owned U.S. subsidiary of the Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (a “CFC”), any U.S. subsidiary (a “CFC Holdco”) that has no material assets other than equity interests (or equity interests and indebtedness) of one or more non-U.S. subsidiaries that are CFCs or other CFC Holdcos, unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, special purpose entities reasonably satisfactory to the Administrative Agent, immaterial subsidiaries (defined in a manner to be agreed) and any subsidiary where the Administrative Agent and the Borrower agree that the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby) (the “Guarantors” and, together with the Borrower, collectively the “Loan Parties”).

Security:	The Obligations and the Guarantees will be secured by substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all the equity interests directly held by the Borrower or any Guarantor in any restricted subsidiary (which pledge, in the case of the equity interests of (x) any non-U.S. subsidiary or (y) any CFC Holdco, shall in either case be limited to 65% of the equity interests of such non-U.S. subsidiary or such CFC Holdco, as the case may be) (the “Pledged Collateral”) and (b) perfected security interests in, and mortgages on, substantially all other tangible and intangible assets of the Borrower and each Guarantor (including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing).

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any fee-owned real property with a fair market value of less than an amount to be agreed, but in any event, not less than $5.0 million (as such fair market value is reasonably determined by the Borrower) and any leasehold interest in real property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) commercial tort claims below a threshold to be agreed, but in any event, not less than $5.0 million, (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or to the extent such consent has been obtained, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party (so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract for the purpose of creating such prohibition or restriction), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or restriction, (vi) (A) margin stock, (B) equity interests in any unrestricted subsidiaries and (C) equity interests in any non-wholly owned restricted subsidiaries and any entities which do not constitute subsidiaries, but only to the extent that (x) the organizational documents or other agreements with other equity holders (other than the Borrower and restricted subsidiaries) of such non-wholly owned restricted subsidiary or other entity do not permit or restrict the pledge of such equity interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned restricted subsidiary), or (y) the pledge of such equity interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned restricted subsidiary or other entity, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement permitted under the Facilities Documentation, in each case, permitted under the Facilities Documentation and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any restricted subsidiary of the Borrower) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (viii) any property or assets for which the creation or perfection of pledges of, or security interests in such property or assets pursuant to the Facilities Documentation, would result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (ix) letter of credit rights, except to the extent the security interest therein may be perfected by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (x) (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account (as long as the accounts described in clauses (A) through (D) are used solely for such purposes), (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) assets in circumstances where the cost of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined together by the Borrower and the Administrative Agent and (xiii) certain other assets to be agreed (all of the items in clauses (i) through (xiii) above, collectively, the “Excluded Assets”), (b) control agreements and perfection by “control” or possession shall not be required with respect to any Collateral (other than delivery of certificated equity interests that constitute Pledged Collateral in wholly owned restricted subsidiaries and delivery of certain promissory notes that constitute Collateral above a threshold to be agreed); and (c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding the foregoing, the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

Mandatory Prepayments:	Revolving Facility: None, subject to customary prepayment requirements if the utilization under the Revolving Facility exceeds the commitments thereunder.

Term Loan A Facility: Loans under the Term Loan A Facility shall be prepaid with (a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of inventory in the ordinary course and other ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business and other exceptions to be set forth in the Facilities Documentation) in excess of a threshold amount per transaction (or series of related transactions) and a threshold amount per fiscal year and subject to the right of the Borrower to reinvest if such excess proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested no later than 6 months after the end of such 12-month period; (b) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Facilities or Refinancing Equivalent Debt); and (c) unless a Pre-Closing Equity Offering has been consummated on or prior to the Closing Date, 50% of the net cash proceeds of the first public offering and sale of common equity interests made within 6 months of the Closing Date (such an offering (if any) that is subject to the requirements for sweep pursuant to this clause (c), the “Post-Closing Equity Offering”).

Within the Term Loan A Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term Loan A Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof). Mandatory prepayments in clause (a) above shall be subject to customary limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which would result in material adverse tax consequences (as reasonably determined in good faith by the Borrower) or would be prohibited or restricted by applicable law (subject to commercially reasonable efforts to mitigate or avoid such tax effects or restrictions).

Any Lender under the Term Loan A Facility may elect not to accept any mandatory prepayment (each a “Declining Lender”) (except in respect of a mandatory prepayment made with the net cash proceeds of Refinancing Facilities or Refinancing Equivalent Debt). Any prepayment amount declined by the Declining Lenders shall be paid to non-declining Lenders; provided that such reallocated payments to non-declining Lenders shall be subject to the limits on repatriation set forth above. Any remaining amount may be retained by the Borrower.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Facilities commitments and prepayments of borrowings will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Documentation Principles, without premium or penalty (except as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period. All voluntary prepayments of the Term Loan A Facility will be applied to the remaining amortization payments under the Term Loan A Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Facilities Documentation:	The definitive documentation for each of the Facilities (the “Facilities Documentation”) shall (i) be consistent with this Term Sheet and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B (subject only to the exercise of any Flex Provisions) applicable to the Borrower and its restricted subsidiaries and be usual and customary for facilities of such kind and shall be based on the Credit Agreement dated as of December 12, 2012 (as the same has been amended from time to time), among Tempur-Pedic International Inc., Tempur-Pedic Management, LLC, Tempur-Pedic North America, LLC, Tempur Production USA, LLC, the lenders party thereto and Bank of America, N.A. as Administrative Agent, Swingline Lender and L/C Issuer, and related ancillary agreements (the “Credit Agreement Precedent”), (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries (together with the Target and their subsidiaries) in light of their size, geographic locations, industries, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the Company’s acquisition thesis), (iii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iv) reflect reasonable administrative, agency and operational requirements of the Administrative Agent, (v) reflect customary Loan Syndications & Trading Association EU Bail-In provisions (which shall include a provision specifying that in the event any Lender (or a direct or indirect parent company thereof) becomes subject to a “Bail-in Action”, such Lender shall be deemed to be a defaulting lender for all purposes under the Facility Documentation), (vi) provide that all leases of the Company and its subsidiaries that are or would be treated as operating leases for purposes of GAAP as in effect on the Closing Date shall be accounted for as operating leases for purposes of the defined financial terms, including “Capitalized Leases” under the Facilities Documentation regardless of any change to GAAP following such date which would otherwise require such leases to be treated as capital leases, (vii) be modified to remove provisions (unless otherwise provided for herein) applicable or customarily provided for in “term loan B facilities” and (viii) be negotiated in good faith to finalize the Facilities Documentation, giving effect to the Certain Funds Provision (as defined in the Commitment Letter), as promptly as reasonably practicable (collectively, the “Documentation Principles”). Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the Documentation Principles; provided that, except to the extent expressly set forth herein, the sizing of dollar “baskets” and thresholds shall be as agreed taking into account the foregoing and the pro forma Consolidated EBITDA for the Borrower (after giving effect to the Transactions) without regard to the “baskets” and thresholds in the applicable precedent documents. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of such representations and warranties. Counsel for the Company shall initially draft the Facilities Documentation consistent with the Documentation Principles.

Representations and Warranties:	Limited to the following (to be applicable only to the Borrower and its restricted subsidiaries): organizational existence, qualification and power; compliance with laws; authorization; no contravention; material governmental authorization and other consents; binding effect; financial statements; no material adverse effect (after the Closing Date); litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; accuracy of disclosure; intellectual property; creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provision); and solvency of the Borrower and its consolidated restricted subsidiaries at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C to the Commitment Letter); PATRIOT Act, OFAC and FCPA.

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings under the Facilities on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to Ongoing Borrowings:	After the Closing Date, except as otherwise provided above under “Incremental Facilities”, each extension of credit will be conditioned upon: delivery of a notice of borrowing (or letter of credit request in the case of Letters of Credit), accuracy of representations and warranties in all material respects (or, to the extent qualified by materiality, in all respects) and absence of defaults.

Affirmative Covenants:	Limited to the following (to be applicable only to the Borrower and its restricted subsidiaries): delivery within 90 days of each fiscal year of annual audited financial statements accompanied by an opinion of an independent accounting firm that is not subject to qualifications as to the scope of such audit, but that may contain a “going concern” statement that is due to the impending maturity of any indebtedness under any of the Facilities (including any Incremental Facilities, Incremental Equivalent Debt, Refinancing Facilities or Refinancing Equivalent Debt) or any prospective default of any financial covenant under the Facilities Documentation; delivery within 45 days of quarterly unaudited financial statements (for each of the first three (3) fiscal quarters of each fiscal year), together in the case of such annual and quarterly financial information, compliance certificates and customary management’s discussion and analysis narratives; annual budgets; additional information; notices of default and certain other events that would reasonably be expected to have a material adverse effect; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; compliance with environmental laws; designation of unrestricted subsidiaries (and re-designation as restricted subsidiaries); further assurances as to security; and use of proceeds.

Negative Covenants:	Limited to (to be applicable only to the Borrower and its restricted subsidiaries) limitations on: incurrence of liens; incurrence of indebtedness; fundamental changes; dispositions; investments (including acquisitions, loans, etc.); restricted payments in the form of dividends or distributions on, or redemption of, Borrower’s equity interests; prepayments of subordinated, junior-lien or unsecured debt (“Junior Debt”); transactions with affiliates; restrictions on burdensome agreements; amendments to definitive documentation for material Junior Debt that are materially adverse to the Lenders; material changes in the nature of business; and changes in fiscal year.

Baskets and exceptions to the foregoing covenants will include baskets and exceptions consistent with the Documentation Principles and, in any event, include (but not be limited to) the following:

(a) (i) Indebtedness under the Facilities, Incremental Facilities, Incremental Equivalent Debt, Refinancing Facilities and Refinancing Equivalent Debt, (ii) purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed an amount to be determined (with a growth component based on Total Assets (to be defined in the Facilities Documentation consistent with the Documentation Principles)); (iii) intercompany debt between the Borrower and its restricted subsidiaries to the extent constituting a permitted investment; provided that all such indebtedness owing from a Loan Party to a non-Loan Party shall be unsecured and subordinated to the obligations under the Facilities pursuant to an intercompany note; (iv) unsecured and junior lien indebtedness subject to a Total Net Leverage Ratio no greater than 0.50x inside the level then in effect under the Leverage Ratio Covenant (defined below) (such indebtedness, “Ratio Debt”) with a sublimit (with a Total Assets based growth component) to be mutually agreed for the Ratio Debt incurred by restricted subsidiaries that are not Guarantors; provided that (A) any such Ratio Debt does not mature prior to the date that is 91 days following the maturity date of the Term Loan A Facility or have a weighted average life to maturity less than the Term Loan A Facility (without giving effect to prepayments that would otherwise modify the weighted average life to maturity of the Term Loan A Facility) (B) any such Ratio Debt does not have mandatory prepayment, redemption or offer to purchase events that are earlier than the maturity date of the Term Loan A Facility (but may include customary change of control and asset sale proceeds offers), (C) such Ratio Debt either (i) does not have financial maintenance covenants or (ii) contains financial maintenance covenants that are no more restrictive than the Financial Covenants, (D) to the extent such Ratio Debt is subordinated to the Term Loan A Facility, is subject to subordination terms reasonably satisfactory to the Administrative Agent and (E) to the extent such Ratio Debt is secured on a junior basis, is subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; (v) indebtedness in an amount equal to any cash equity contribution received by the Borrower to the extent not utilized to increase other covenant exceptions (other than contributions in respect of disqualified equity); (vi) indebtedness assumed in connection with permitted acquisitions so long as, after giving pro forma effect thereto and any related specified transactions, the Borrower could incur $1.00 of Ratio Debt (subject to a cap with a Total Assets based growth component on indebtedness incurred by restricted subsidiaries that are not Guarantors to be agreed); and (vii) a general fixed dollar basket to be agreed (with a Total Assets based growth component);

(b) Liens securing (i) indebtedness permitted pursuant to subclauses (i) and (ii) of clause (a) above, (ii) permitted indebtedness assumed in connection with (but not in contemplation of) a permitted acquisition; provided that liens securing such indebtedness shall be subject to customary limitations on the scope of such liens (as applies to additional assets), (iii) indebtedness permitted pursuant to subclause (iv) above (which, in the case of any liens on Collateral shall be junior to the liens securing the obligations under the Facilities and at all times subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent) and (iv) obligations not to exceed a general fixed dollar basket to be agreed (with a Total Assets based growth component);

(c) Restricted payments (i) in an unlimited amount subject to “Payment Conditions” to be defined as satisfaction with (A) a Total Net Leverage Ratio no greater than 2.50:1.00, (B) minimum pro forma liquidity (consisting of cash and cash equivalents on the balance sheet, together with undrawn commitments under the Revolving Facility) of at least $25,000,000 and (C) no event of default continuing or resulting therefrom, (ii) regular dividends not less than 6% per year of the net proceeds of any equity offerings (other than any Post-Closing Equity Offering), (iii) to the extent funded with the proceeds of common equity (or contributions in respect thereof) of the Borrower (other than any Post-Closing Equity Offering) and (iv) from a general restricted payments fixed dollar basket (with a Total Assets based growth component)

(d) Investments (i) in an unlimited amount subject to satisfaction of the Payment Conditions, (ii) consisting of permitted investments (including acquisitions) consistent with high yield debt securities (with exceptions for, among other things, acquisitions of restricted subsidiaries (with a cap with a Total Assets based growth basket on acquisitions of non-Loan Parties in an amount to be agreed) subject to a Total Net Leverage Ratio no greater than 0.25x inside the level then in effect under the Leverage Ratio Covenant (defined below), intercompany investments (including intercompany debt) in the Borrower or any restricted subsidiary (with a cap with a Total Assets based growth basket on investments in non-Loan Parties in an amount to be agreed), (iii) to the extent funded with the proceeds of common equity (or contributions in respect thereof) of the Borrower (other than any Post-Closing Equity Offering) and (iv) from general investment fixed dollar baskets (each with a growth component based on Total Assets);

(e) Prepayments of Junior Debt (i) in an unlimited amount subject to satisfaction of the Payment Conditions, (ii) subject to customary exceptions (including for scheduled payment of principal and interest on permitted indebtedness), (iii) to the extent funded with the proceeds of common equity (or contributions in respect thereof) of the Borrower (other than any Post-Closing Equity Offering) and (iv) from a general fixed dollar basket (with a growth component based on Consolidated Total Assets); and

(f) Subject to compliance with the mandatory prepayment or reinvestment requirements for asset sales and other dispositions of property, asset sales and other dispositions of property (i) subject to a cap of 10.0% of Total Assets for any fiscal year, for fair market value as long as at least 75% of the consideration in excess of an amount to be determined consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement, including a basket for non-cash consideration that may be designated as cash consideration and exceptions for asset swaps and exchanges) and no event of default has occurred and is continuing or would result therefrom and subject to pro forma compliance with the Financial Covenants, (ii) asset swaps and exchanges and (iii) dispositions of non-core assets acquired in any acquisition consummated after the Closing Date (not exceeding, for any such acquisition, 20% of the fair market value of the assets so acquired).

Financial Covenants:

Limited to (i) a maximum Total Net Leverage Ratio (the “Leverage Ratio Covenant”) and (ii) a minimum Consolidated Cash Interest Coverage Ratio (the “Interest Coverage Covenant” and together with the Leverage Ratio Covenant, the “Financial Covenants”).

The Leverage Ratio Covenant will initially be set at a Total Net Leverage Ratio of 3.75:1.00 with a single step down to a Total Net Leverage Ratio of 3.25:1.00 from and after the fiscal quarter ended June 30, 2017. The Interest Coverage Covenant will be set at 3.00:1.00.

Each Financial Covenant described above will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis on the last day of any applicable fiscal quarter ending on and after a date to be agreed upon (which date shall be no earlier than the last day of the first full fiscal quarter of the Borrower ending after the Closing Date).

Selected Financial Definitions:

“Consolidated EBITDA” (and component definitions, including Consolidated Net Income) will be defined giving effect to the Documentation Principles (including add-backs and deductions consistent therewith or otherwise set forth in the Company’s model dated February 28, 2016 (the “Company Model”) (together with any updates or modifications reasonably agreed between the Company and the Commitment Parties), and will include in any event, among others, adjustments or add-backs (not subject to caps) for:

(a) extraordinary, unusual or non-recurring items (including all costs associated with the Transactions),

(b) non-cash charges, losses or expenses,

(c) all gains and losses on sales of assets outside the ordinary course of business,

(d) restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),

(e) changes in earn-out and other similar reserves,

(f) currency translation gains or losses,

(g) non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries,

(h) non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement,

(i) (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after the Closing Date; and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative); provided that the amount of adjustments made pursuant to clause (y) above shall not exceed an amount not less than 15% of Consolidated EBITDA for such four quarter test period as calculated prior to giving effect to such adjustments (but, for the avoidance of doubt, after giving effect to other pro forma adjustments),

(j) other adjustments and add-backs of the type identified in the Interim due diligence assistance DRAFT dated February 27, 2016 and prepared by KPMG, and

(k) other adjustments and add-backs as shall be mutually agreed or as otherwise consistent with the Documentation Principles.

“Total Net Leverage Ratio” means the ratio of consolidated debt of the Borrower and its consolidated restricted subsidiaries (consisting of indebtedness for borrowed money, capitalized lease obligations, purchase money debt and all guarantees of the foregoing, net of up to $50,000,000 of unrestricted cash and cash equivalents, all as set forth on the balance sheet of the Borrower and its consolidated restricted subsidiaries in accordance with GAAP) to Consolidated EBITDA of the Borrower and its consolidated restricted subsidiaries.

“Consolidated Cash Interest Coverage Ratio” shall mean, with respect to any test period, the ratio of (a) Consolidated EBITDA to (b) consolidated cash interest expense (net of cash interest income).

The definition of “Indebtedness” shall be consistent with the Documentation Principles.

In connection with any action taken solely in connection with a permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing (each, a “Limited Condition Transaction”), for purposes of:

(i) determining compliance with any provision of the Facilities Documentation (other than the Financial Covenants) which requires the calculation of any financial ratio or test, including the Total Net Leverage Ratio and Consolidated Cash Interest Coverage Ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in the provisions under the heading “Incremental Facilities” above);

(ii) determining compliance with representations and warranties, or a requirement regarding the absence of a default or event of default; or

(iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of Total Assets and baskets subject to default and event of default conditions)

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing default or event of default)) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with (or satisfied). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.

If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of indebtedness or liens, the making of restricted payments, the making of any permitted investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of indebtedness, or the designation of an unrestricted subsidiary (a

“Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under the Facilities, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have not been consummated.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate (subject to conditions consistent with the Documentation Principles) any such unrestricted subsidiary as a restricted subsidiary; provided that no event of default has occurred and is continuing or would result therefrom and subject to pro forma compliance with the Financial Covenants. Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, affirmative or negative covenants or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Facilities Documentation.

Events of Default:

Limited to the following: nonpayment of principal, interest, fees or other amounts (with grace period of 5 business days for interest, fees and other amounts); failure to perform negative covenants and the Financial Covenants (and affirmative covenants to provide notice of default or maintain the Borrower’s corporate existence); failure to perform other covenants subject to a 30-day cure period after notice from the Administrative Agent; any representation or warranty incorrect in any material respect when made or deemed made; cross-default to material indebtedness (other than under the Facilities Documentation) subject to a threshold amount; bankruptcy events or other insolvency events of the Borrower or its material restricted subsidiaries (with a customary grace period for involuntary events); monetary judgment defaults subject to a threshold amount (to the extent not covered by insurance); ERISA events subject to material adverse effect; invalidity (actual or asserted in writing by the Borrower or any Guarantor) of the Facilities Documentation or material portion of the Collateral; and Change of Control (as defined below).

“Change of Control” means the earliest to occur of:

(a) any person or persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner”

(as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of equity interests representing more than thirty-five (35%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower; (b) during any period of the 12 consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Borrower by persons (i) who were not members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and

(c) a “change of control” (or similar event) shall occur in any document pertaining to the Incremental Equivalent Debt, Refinancing Equivalent Debt, debt incurred under the Ratio Debt Basket or any permitted refinancing thereof; provided that, such debt is in an aggregate outstanding principal amount in excess of a threshold to be agreed.

Voting:

Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of final scheduled maturity or the due date of any scheduled interest or fee payment and (iv) changes in voting thresholds and (b) the consent of 100% of the Lenders shall be required with respect to (A) releases of all or substantially all Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales) and (B) amendments to the pro rata payments or sharing of payment provisions. Defaulting Lenders will be subject to the suspension of certain voting rights. The Facilities Documentation will contain customary protections for the Administrative Agent, the Swingline Lender and each Issuing Bank.

Notwithstanding the foregoing, certain amendments and waivers of the Facilities Documentation that affect solely the Lenders under a particular facility or tranche and not directly and adversely affect any other Lender (including waiver or modification of conditions to extensions of credit under the Revolving Facility or Incremental Facility, as applicable, and pricing or other modifications) will, as agreed upon, require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such facility or tranche and no other consents or approvals shall be required.

The Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

Modifications to provisions requiring non-pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt and the like as permitted by the Facilities Documentation.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Facilities Documentation for either of the Facilities, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Cost and Yield Protection:	The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law if, and only if, it is the Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowing on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to U.S. federal withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (and any amended or successor provisions to the extent substantively comparable thereto and not materially more onerous to comply with) and any regulations promulgated thereunder or official guidance issued pursuant thereto including any intergovernmental agreements.

Assignments and Participations:	The Lenders will be permitted to assign (other than to natural persons or any Disqualified Institution to the extent the identity of such Disqualified Institution has been made available to all Lenders) (a) loans under the Term Facilities with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower and each Issuing Bank (in each case not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required (i) under the Term Facilities if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000 with respect to the Revolving Facility and the Term Loan A Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Facilities. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Administrative Agent. Pledges of loans shall be permitted.

The Lenders will be permitted to sell participations (other than to natural persons or any Disqualified Institution to the extent the identity of such Disqualified Institution has been made available, with the consent of the Borrower, to all Lenders) in loans and commitments without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors guaranteeing the participated tranche or all or substantially all of the Collateral securing the participated tranche, and (e) changes in voting threshold. Participants will have customary rights with respect to yield protection and increased costs.

In no event will the Administrative Agent have responsibility for monitoring the list of Disqualified Institutions.

The Facilities Documentation shall provide that so long as no event of default is continuing Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (1) no event of default shall have occurred and be continuing, (2) any such Term Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the preceding paragraph), (3) no proceeds from any loan under the Revolving Facilities shall be used to fund such assignments and (4) the Borrower shall represent and warrant to the holders of the Term Loans, or shall make a statement that such representation and warranty cannot be made, that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the holders of the Term Loans generally (other than holders that have elected not to receive such information).

The Facilities Documentation will contain customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request) (a) associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) in connection with the enforcement of the Facilities Documentation or protection of rights thereunder (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and additional counsel for each group of similarly situated parties in the event of a conflict of interest).

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and controlling persons and their respective officers, directors, members, partners, employees, advisors, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole, and, if reasonably necessary, one local counsel to all indemnified persons taken as a whole in any relevant jurisdiction) incurred in respect of the Facilities or the use or the proposed use of proceeds thereof, except to the extent they (a) relate to any taxes other than (i) taxes that represent losses, claims, damages, liabilities or expenses arising from any non-tax claim or (ii) taxes for which indemnification is provided under “Cost and Yield Protection” above, or (b) arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Facilities Documentation by, the relevant indemnified person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity as an administrative agent or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission of the Borrower or any of its affiliates, provided that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party). Notwithstanding the foregoing, each indemnified person (and its Related Indemnified Persons) shall be obligated to refund and/or return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such indemnified person (or its Related Indemnified Persons) for any such losses, claims, damages, liabilities and expenses to the extent such indemnified person (or its Related Indemnified Persons) is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties and Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Facilities will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 3.00% or ABR plus 2.00%. From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Facilities shall be determined pursuant to the pricing grid set forth below:

Total Net Leverage Ratio	Adjusted LIBOR	ABR
>2.50x	3.00%	2.00%
>2.00x to < 2.50x	2.50%	1.50%
<2.00x	2.00%	1.00%

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every three months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00% and one-month Adjusted LIBOR plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 0.0% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the applicable Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

I-B-1

Commitment Fees:

0.50% per annum on the average daily undrawn portion (excluding for purposes of such calculation any drawing of swingline loans) of the commitments in respect of the Revolving Facility, payable to the Lenders under the Revolving Facility (other than Defaulting Lenders) quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, commitment fees under the Revolving Facility shall be determined pursuant to the pricing grid set forth below

Total Net Leverage Ratio	Commitment Fee
>2.50x	0.50%
>2.00x to < 2.50x	0.40%
<2.00x	0.30%

I-B-2

EXHIBIT C

Project Wild

$265,000,000 Term Loan A Facility

$75,000,000 Revolving Facility

Conditions Precedent3

Except as otherwise set forth below, subject to the Certain Funds Provision, the initial borrowing on the Closing Date under each of the Facilities shall be subject to the following conditions precedent:

1. Since the date hereof, except as set forth in the disclosure schedules to the Acquisition Agreement, there shall not have been a Material Adverse Effect (as defined in, and interpreted pursuant to, the Acquisition Agreement as in effect on the date hereof) (a “Target Material Adverse Effect”) or the occurrence of any change, effect, event, occurrence, state of facts or development, which would, individually or in the aggregate, be reasonably likely to have a Target Material Adverse Effect.

2. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities. The Acquisition Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, in each case, in any material respect by you or your subsidiaries in a manner materially adverse to the Initial Lenders or the Lead Arrangers (in each case, in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) any amendment, waiver or consent that results in a change in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Initial Lenders or the Lead Arrangers so long as (i) subject to clause (d) below, any reduction shall be applied to reduce the Term Loan A Facility, the use of cash from the Company’s balance sheet and the proceeds from any common equity issuance (if any) on a pro rata basis and (ii) any increase is funded by cash on the Company’s balance sheet or the proceeds of common equity of the Company, (b) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver, (c) any change to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Initial Lenders and the Lead Arrangers and (d) any reduction in the purchase price of the Acquisition in excess of 10% shall be deemed materially adverse to the Initial Lenders and the Lead Arrangers.

3. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities.

4. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of the Company for the fiscal years ended June 30, 2013, June 30, 2014 and June 30, 2015 (it being understood that the Lead Arrangers acknowledge receipt of such audited financial statements for the fiscal years of the Company ended June 30, 2013, June 30, 2014 and June 30, 2015) and (b) unaudited consolidated balance sheets and

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

related consolidated statements of comprehensive income and cash flows for the Company for (1) the fiscal quarters of the Company ended September 30, 2015 and December 31, 2015 (it being understood that the Lead Arrangers acknowledge receipt of such financial statements for the fiscal quarters of the Company ended September 30, 2015 and December 31, 2015) and (2) each subsequent fiscal quarter (other than the fourth fiscal quarter) of the Company ended at least 45 days prior to the Closing Date.

5. The Lead Arrangers shall have received (a) the audited consolidated balance sheet of the Target as of September 27, 2015 and September 28, 2014 and consolidated statement of profit and loss of the Target for the fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013 (it being understood that the Lead Arrangers acknowledge receipt of such audited financial statements for the fiscal years of the Target ended September 27, 2015, September 28, 2014 and September 29, 2013) and (b) the consolidated unaudited balance sheet and related consolidated statement of profit and loss and cash flows of the Target, reviewed by PricewaterhouseCoopers LLP in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, for (1) the fiscal quarter of the Target ended January 3, 2016 and (2) each subsequent fiscal quarter (other than the fourth fiscal quarter) of the Target ended at least 45 days prior to the Closing Date.

6. The Lead Arrangers shall have received a pro forma balance sheet and related pro forma statement of income of the Company and its subsidiaries (including the Target) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Company ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

7. With respect to each Facility, (i) the execution and delivery by the Borrower and the Guarantors of the Facilities Documentation which shall, in each case, be in accordance with the terms of the Commitment Letter and the applicable Term Sheets and subject to the Certain Funds Provision and the Documentation Principles and (ii) subject to the Certain Funds Provision, delivery to the Lead Arrangers of (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (or the equivalent) in the respective jurisdictions of organization of the Borrower and the Guarantors, (e) customary borrowing requests and (f) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower (the deliverables set forth in clauses (a) through (f), collectively the “Closing Deliverables”).

8. With respect to the Facilities, all documents and instruments required to perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.

9. The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least fifteen (15) consecutive Business Days (as defined in the Acquisition Agreement), following receipt of the financial statements referred to in paragraphs 4, 5 and 6 above and the other information customarily delivered by a borrower and necessary for the preparation of a confidential information memorandum for a senior secured revolving and term loan A financing, to syndicate the Facilities; provided that, for the avoidance of doubt, delivery of financial statements pursuant to clause (b)(2) of paragraph 4, clause (b)(2) of paragraph 5, or pro forma financial statements pursuant to paragraph 6, subsequent to the Marketing Period having already commenced based on prior deliveries pursuant to paragraphs 4, 5 and 6, shall not restart the Marketing Period.

10. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing at least ten business days prior to the Closing Date.

11. You shall have paid (or caused to be paid) all fees and expenses due to the Commitment Parties under the Commitment Letter and the Fee Letter and required to be paid on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

12. The Specified Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier).

13. The Specified Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent that you have (or your applicable affiliate has) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representations.

ANNEX I to

EXHIBIT C

[FORM OF]

SOLVENCY CERTIFICATE

of

[BORROWER]

AND ITS RESTRICTED SUBSIDIARIES

Pursuant to the Credit Agreement4, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its restricted subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its restricted subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its restricted subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as applicable.

[Signature Page Follows]

[4]	Credit Agreement to be defined.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By:
Name:
Title: